Exhibit 99.2

Beyond Li-ion™

SES AI Accelerates Timeline for Revenue Growth and Profitability with Acquisition of an Energy Storage System Producer UZ Energy

Launches SES AI into the $300B+ energy storage systems market

Strengthens Molecular Universe platform to provide safe and high-performance batteries to power AI data center energy storage systems

Woburn, MA (July 28, 2025) - SES AI Corporation (“SES AI”) (NYSE: SES), a global leader in the development and manufacturing of AI-enhanced high-performance Li-Metal and Li-ion batteries, today announced it has executed a definitive agreement to acquire 100% of UZ Energy, an energy storage systems (“ESS”) provider, for a purchase price of approximately $25.5 million, subject to earnout adjustment based on the achievement of specified financial targets. The acquisition is expected to close in the third quarter of 2025 and is subject to customary closing conditions.

UZ Energy specializes in designing and manufacturing of ESS products for commercial & industrial applications. It has deployed over 500 MWh of ESS safely in over 60 countries with zero incidents. With explosive growth in AI data centers, the need for safe and high-performance ESS is rapidly growing, the acquisition is expected to generate exponentially growing revenue in the $300 billion global ESS market in the next three years.

SES AI will expand its existing Molecular Universe platform through the integration of UZ Energy’s hardware, real world data and marketing and sales channels. This acquisition increases SES AI’s foothold in the global ESS market as a US-headquartered company to provide safe, long cycle life and cost-effective ESS hardware and software solutions.

“AI data centers in the US are on track to triple their share of national electricity usage by 2028. This acquisition of UZ Energy launches us into this exciting market, accelerates our revenue growth, and strengthens our Molecular Universe ability to deliver better ESS battery materials and health monitoring systems by providing real world data to train our models,” said Qichao Hu, Founder and CEO of SES AI. “In acquiring UZ Energy, SES AI now has a unique opportunity to add an important end market.”

A Form 8-K on the acquisition of UZ has also been filed this morning with the Securities and Exchange Commission (“SEC”) with more detailed information on the transaction.

About UZ Energy :

UZ Energy specializes in premium energy storage systems and is dedicated to helping the world store sustainable energy, simply and safely. UZ energy has over 500MWh of installed ESS in over 60 countries. UZ energy has an extensive global network of partners and was founded in 2013. Learn more at UZEnergy.com.

© 2025 SES AI Corp.	1

About SES AI :

SES AI Corp. (NYSE: SES) is powering the future of global electric transportation on land and in the air with the world’s most advanced Li-Metal batteries. SES AI is the first battery company in the world to accelerate its pace of innovation by utilizing superintelligent AI across the spectrum of its business, from research and development; materials sourcing; cell design; engineering and manufacturing; to battery health and safety monitoring. Founded in 2012, SES AI is an Li-Metal battery developer and manufacturer headquartered in Boston and with operations in Singapore, Shanghai, and Seoul. Learn more at SES.AI.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” “project” and “pursue” or the negative of these terms or similar expressions. These statements are based on the beliefs and assumptions of the management of the Company. You should not place undue reliance on these forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot provide assurance that it will achieve or realize these plans, intentions or expectations. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, among other things, that conditions to the closing of the acquisition of UZ Energy may not be satisfied, the potential impact on the business of the Company due to the announcement of the acquisition of UZ Energy, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement therefor, changes in the financial condition, business or prospects of UZ Energy or the Company’s discovery of additional information relating thereto, general economic conditions, and other factors described in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

For the media:

pr@ses.ai

For investors:

ir@ses.ai

© 2025 SES AI Corp.	2